Exhibit 99.24(b)(10)(d)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information and to the incorporation by reference of our report dated March 31, 2006 with respect to the 2005 financial statements of Southern Farm Bureau Life Variable Account in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-79865) under the Securities Act of 1933 and Amendment No. 10 to the Registration Statement (Form N-4 No. 811-09371) under the Investment Company Act of 1940, and related Prospectus of Southern Farm Bureau Life Variable Account (Individual Flexible Premium Deferred Variable Annuity Contract) dated May 1, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 24, 2007